Exhibit 5.1

June 30, 2020

Aeterna Zentaris Inc. 315 Sigma Drive Summerville, South Carolina 29486

Dear Sirs/Mesdames:

This opinion is furnished to Aeterna Zentaris Inc. (“Aeterna Zentaris” or the “Company”), a corporation incorporated under the federal laws of Canada, in connection with the issuance and sale by the Company in the United States of USD$12,000,000 of units (the “Units”), each of which consists of (i) either one common share in the capital of the Company (a “Common Share”) or one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants”), and (ii) one whole warrant to purchase one Common Share (the “Warrants”), together with the offering of USD$1,050,000 of broker warrants issuable to the Agent (as defined below), or its designee, exercisable for one whole Warrant or a fraction of a Common Share per broker warrant (the “Broker Warrants”) pursuant to a registration statement on Form F-1 filed by Aeterna Zentaris with the United States Securities and Exchange Commission on June 18, 2020 and as further amended on June 30, 2020 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). All of the initially issued Common Shares forming part of the Units are referred to herein as the “Closing Shares”, and the Common Shares issuable upon exercise of the initially issued Warrants (the “Warrant Shares”), the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) and the Broker Warrants (the “Broker Warrant Shares”) are referred to herein as the “Offered Warrant Shares”. The Closing Shares, Warrants, Pre-Funded Warrants and Offered Warrant Shares are collectively referred to in this opinion as the “Offered Securities”. The offering of the Offered Securities are referred to in this opinion as the “Offering”.

We have examined executed copies of an engagement agreement between the Company and H.C. Wainwright & Co., LLC (the “Agent”), a form of purchase agreement to be entered into between the Company and the purchasers of the Offered Securities, the form of warrant certificate representing the Warrants and Broker Warrants (the “Warrant Certificate”), the form of pre-funded warrant certificate representing the Pre-Funded Warrants (the “Pre-Funded Warrant Certificate”), the form of lock up agreement and the Registration Statement, as amended (collectively, the “Transaction Documents”).

For the purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, and relied upon the certificate of an officer of the Company as to factual matters (the “Officer’s Certificate”), certifying:

(a)	the certificate, articles of incorporation and by-laws of the Company; and

(b)	certain resolutions passed by the board of directors of the Company relating to the Offering and the issuance of the Offered Securities;

and have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

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We have relied upon the Transaction Documents and the Officer’s Certificate without independent investigation of the matters provided for therein for the purpose of providing our opinions expressed below. We have not conducted any independent enquiries or investigations in respect of the opinions provided hereunder.

In examining the Officer’s Certificate and in providing our opinions below we have assumed that: all individuals had the requisite legal capacity; all signatures are genuine; all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; all facts set forth in the Officer’s Certificate are complete, true and accurate.

Our opinions are expressed only with respect to the laws of the Province of Ontario and of the laws of Canada applicable therein.

Our opinions are expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Where our opinion below refers to the Closing Shares and Offered Warrant Shares as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that subject to receipt of payment in full for them, the Closing Shares will be validly issued as fully paid and non-assessable. Upon the exercise of the Warrants, the Broker Warrants and the Pre-Funded Warrants in accordance with the terms of the Warrant Certificate and the Pre-Funded Warrant Certificate, and subject to receipt of the exercise price therefor, the Offered Warrant Shares will be validly issued as fully paid and non-assessable.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the subject matter to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to use our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP